EXHIBIT 99
Wireless Ronin Reports 2008 Third Quarter Results
Key recent highlights include:
•	Achieves third quarter 2008 revenue of $1.9 million, up more than 73 percent from $1.1 million in 2007

•	Implements workforce reduction of 35 people and reduces other expenses to match operating expenses with sales and committed projects, to result in a $1.0 million, or approximately 21 percent, per quarter decrease in total operating expenses

•	Continues expansion of key customer relationships
MINNEAPOLIS — November 6, 2008 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN) today announced its financial results for the 2008 third quarter. The company reported revenue of $1.9 million for the third quarter of 2008, a more than 73 percent increase from $1.1 million in the third quarter of 2007. The company also reported a third quarter 2008 net loss of $4.6 million compared to a net loss of $2.4 million in the year-ago quarterly period, and a basic and diluted loss per share of $0.31 compared to a basic and diluted loss per share of $0.17 last year. The year-over-year increase in the net loss for the 2008 third quarter was primarily the result of operating expense growth that outpaced revenue growth. Third-quarter 2008 results also included costs of approximately $201,000, or $0.01 per basic and diluted share, of non-cash stock option expense related to FAS123R, compared to $149,000 or $0.01 per basic and diluted share in 2007.
“Our recent leadership transition has been orderly and we continue to effectively service our current customer base and actively conduct contract negotiations with the prospects we have discussed in prior communications. We have cultivated those client relationships at multiple levels within our organization, and continue to demonstrate the strength of the company’s unique and highly differentiated product offering and technology platform,” said Steve Birke, interim CEO.
Birke continued, “I’m also encouraged by our ongoing relationship with KFC. In June 2008, we successfully completed all of the tasks in the Request for Proposal process that KFC required in order to select a digital menu board solution for its locations. Since that process ended, we have continued to work with this client to complete market tests, and in September we installed the seventy-fifth system for KFC. We have, and will continue, to conduct contract negotiations with KFC regarding implementation of the digital menu board solution. When we have significant additional information, we will provide an update. In the interim, we are excited that KFC’s parent company, Yum! Brands, announced in early October that calorie information will be phased onto menu boards starting this year and completed by January 1, 2011. We believe that successful implementation of calorie information will rely on a digital menu board solution.”
Year-to-Date Results
For the first nine months of 2008, the company reported revenue of $5.5 million, a 25 percent increase from $4.4 million in the first three quarters of 2007. The company also reported a year-to-date net loss of $13.8 million compared to a net loss of $6.4 million in the year ago period, and a basic and diluted loss per share of $0.94 compared to a basic and diluted loss per share of $0.55 last year. The increase in net loss during 2008 was primarily attributable to higher operating expenses to support growth opportunities and investments in the company’s Network Operations Center, or NOC, for customer testing and program pilots. The 2008 results also included costs of approximately $902,000, or $0.06 per basic and diluted share, of non-cash stock option expense related to FAS123R, compared to $881,000, or $0.08 per basic and diluted share, in 2007.
Birke continued, “We had expected to finalize several key contracts earlier in the year, but the current economic environment has created some headwinds for us. However, we remain confident in our ability to take advantage of the inevitable shift from manual signage to a digital format. Wireless Ronin is a recognized leader in this industry and we continue to demonstrate significant value to our current and prospective clients. In the short-term we have evaluated our business infrastructure and have taken steps to right-size our organization by aligning our internal resources with our sales and projects. This was the reason for the recent decision to reduce our workforce. This action has decreased our expense rate, and in the long-term, it makes Wireless Ronin a more efficient organization.”
“Through the combination of our world-class solution offering, strong client relationships and our new, rigorous focus on expense management, we believe we are well-positioned to be successful as we continue to see the shift to digital signage solutions,” continued Birke. “We are excited by the opportunities that continue to unfold in this industry, such as the government regulations requiring the display of product nutritional values at quick-serve restaurants. We see significant enthusiasm for our core product, among current and prospective customers, to address these types of issues. We believe that the digital signage industry is in its infancy with tremendous growth potential across multiple vertical markets, and we remain focused on those that offer the greatest near-term growth potential.”

Operations Analysis
For the third quarter of 2008, gross margin averaged 5.2 percent, compared to a gross margin of 36.8 percent in the third quarter of 2007. The 2008 gross margin was impacted by investments in the company’s NOC and costs to support customer pilots and program tests. Excluding these investments, gross margin would have averaged 20.7 percent through the first three quarters of 2008.
Third quarter 2008 operating expenses totaled $4.9 million, compared to $3.2 million in the prior year.
General and administrative expense for the 2008 third quarter was $3.1 million compared to $2.2 million during the same period last year, primarily reflecting higher staffing levels and additional expenses from the acquisition of the company’s Canadian subsidiary. That acquisition was completed in August 2007, and only had partial impact on third quarter 2007 results. Increased expenses also resulted from higher professional services fees and FAS 123R-related expenses.
Sales and marketing expense totaled $0.9 million in the third quarter of 2008, compared to $0.7 million in the third quarter of 2007. The year-over-year increase in sales and marketing expense resulted from expenses related to tradeshows, marketing and other new business generation activities.
Earlier this week, Wireless Ronin implemented a workforce reduction to better match its infrastructure and expenses with sales levels and current client projects. As a result, the company has reduced its employee and contractor count by 35, or approximately 22 percent, with reductions spread across several areas. The company expects to take a pre-tax fourth quarter severance charge of approximately $100,000, or $0.01 per basic and diluted share, related to the workforce reduction. As a result of the workforce reduction and lower non-employee related expenses, Wireless Ronin expects these actions to decrease ongoing quarterly operating expenses by approximately $1.0 million, or $0.07 per basic and diluted share, commencing in 2009.
Cash and marketable securities at September 30, 2008 totaled approximately $18.0 million, compared to $29.6 million at December 31, 2007. Both totals include $450,000 of restricted cash. The decline in cash and marketable securities reflects the funding of the company’s net loss. Due to the company’s loss carryforward position, it does not currently pay income taxes.
“As we look to the fourth quarter, it is difficult to forecast what impact the current economic slowdown will have on customer demand and project implementations. We are confident that our product solution, commitment to deploying best-in-class technology and market momentum will allow us to grow revenue. At a time when business levels are difficult to predict, we believe that as a result of our continued focus on client acquisition, revenue generation and expense management, we will ultimately be successful. However, in the near-term we expect that quarterly revenue will be consistent with our performance in the third quarter,” concluded Birke.
A conference call to review the third-quarter results and to provide further detail regarding the recent workforce reduction is scheduled for today at 3:30 p.m. (CST). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate website at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 69318923. The conference call archive will be available through December 6, 2008.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software provides clients with the ability to manage a digital signage network from one central location and is the only complete, turnkey solution in the digital signage marketplace. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock trades on the NASDAQ Global Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, on May 9, 2008.

Contact:
Brian Anderson , Vice President, Interim-CFO and Controller
banderson@wirelessronin.com
(952) 564 - 3500
Al Galgano - Investor Relations
agalgano@psbpr.com
(612) 455 - 1720

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,576,983	$14,542,280
Marketable securities — available for sale	6,928,129	14,657,635
Accounts receivable, net of allowance of $78,127 and $84,685	1,891,472	4,135,402
Income tax receivable	109,805	231,328
Inventories	925,209	539,140
Network equipment held for sale	1,937,162	—
Prepaid expenses and other current assets	325,776	817,511

Total current assets	22,694,536	34,923,296
Property and equipment, net	2,168,931	1,780,390
Intangible assets, net of accumulated amortization	2,593,124	3,174,804
Restricted cash	450,000	450,000
Other assets	37,768	40,217

TOTAL ASSETS	$27,944,359	$40,368,707

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$73,643	$100,023
Accounts payable	1,856,041	1,387,327
Deferred revenue	443,835	1,252,485
Accrued purchase price consideration	999,974	999,974
Accrued liabilities	1,457,849	869,759

Total current liabilities	4,831,342	4,609,568
Capital lease obligations, less current maturities	15,413	70,960

Total liabilities	4,846,755	4,680,528

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,666,666 shares authorized
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding	—	—
Common stock, 50,000,000 shares authorized; 14,764,454 and 14,537,705 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	147,645	145,377
Additional paid-in capital	80,194,295	78,742,311
Accumulated deficit	(57,312,066)	(43,520,098)
Accumulated other comprehensive income	67,730	320,589

Total shareholders’ equity	23,097,604	35,688,179

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,944,359	$40,368,707

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)	(audited)	(unaudited)	(audited)
Sales
Hardware	$738,166	$429,578	$1,997,546	$2,949,816
Software	432,430	119,179	734,658	472,018
Services and other	778,936	575,176	2,747,065	953,398

Total sales	1,949,532	1,123,933	5,479,269	4,375,232

Cost of sales
Hardware	665,723	263,961	1,751,653	1,999,669
Software	217,829	1,007	217,829	1,007
Services and other	963,705	444,797	2,946,912	685,376

Total cost of sales	1,847,257	709,765	4,916,394	2,686,052

Gross profit	102,275	414,168	562,875	1,689,180

Operating expenses:
Sales and marketing expenses	927,085	715,016	3,256,883	1,993,191
Research and development expenses	792,832	319,945	1,836,741	827,234
General and administrative expenses	3,134,171	2,210,632	9,801,140	5,486,439
Termination of partnership agreement	—	—	—	653,995

Total operating expenses	4,854,088	3,245,593	14,894,764	8,960,859

Operating loss	(4,751,813)	(2,831,425)	(14,331,889)	(7,271,679)

Other income (expenses):
Interest expense	(5,135)	(11,758)	(18,892)	(32,273)
Interest income	121,707	467,740	563,215	899,724
Other	(35)	(7,081)	(4,402)	(8,572)

Total other income (expense)	116,537	448,901	539,921	858,879

Net loss	$(4,635,276)	$(2,382,524)	$(13,791,968)	$(6,412,800)

Basic and diluted loss per common share	$(0.31)	$(0.17)	$(0.94)	$(0.55)

Basic and diluted weighted average shares outstanding	14,764,345	14,369,262	14,629,278	11,565,993

WIRELESS RONIN TECHNOLOGIES, INC
2008 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(Unaudited)

			2007			2008
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	TOTAL
Supplementary Data
Statement of Operations
Sales	$196,436	$3,054,863	$1,123,933	$1,609,681	$5,984,913	$1,933,514	$1,596,223	1,949,532	5,479,269
Cost of Sales	103,263	1,873,024	709,765	1,206,315	3,892,367	1,534,796	1,534,341	1,847,257	4,916,394
Operating Expenses	3,284,664	2,430,602	3,245,593	4,446,709	13,407,568	4,860,861	5,179,815	4,854,088	14,894,764
Interest Expense	10,881	9,634	11,758	7,974	40,247	7,197	6,560	5,135	18,892
Other	(151,807)	(278,686)	(460,659)	(377,732)	(1,268,884)	(272,084)	(165,057)	(121,672)	(558,813)
Net Loss	$(3,050,565)	$(979,711)	$(2,382,524)	$(3,673,587)	$(10,086,387)	($4,197,256)	(4,959,436)	(4,635,276)	(13,791,968)

FASB 123R	596,020	136,339	148,544	286,268	1,167,171	395,219	305,910	200,869	901,998
(included in operating Expenses)

Weighted avg shares	9,832,288	10,446,571	14,369,262	14,534,335	12,314,178	14,544,181	14,577,825	14,764,345	14,629,278

Reconciliation Between GAAP and Adjusted Operating Loss

GAAP Operating Loss	$(3,191,491)	$(1,248,763)	$(2,831,425)	$(4,043,343)	$(11,315,022)	$(4,462,143)	$(5,117,933)	$(4,751,813)	(14,331,889)

Adjustments:
Depreciation and amortization	66,366	74,407	124,844	385,940	651,557	250,946	336,715	295,986	883,647
Old Building Remaining Lease Oblig.Write Off	—	—	191,207	—	191,207	—	—	—	—
Termination partnership agreement	653,995	—	—	50,000	703,995	—	—	—	—
Stock-based compensation expense	596,020	136,339	148,544	286,268	1,167,171	395,219	305,910	200,869	901,998

Total Operating Expense Adjustment	1,316,381	210,746	464,595	722,208	2,713,930	646,165	642,625	496,855	1,785,645

Adjusted Operating Loss	$(1,875,110)	$(1,038,017)	$(2,366,830)	$(3,321,135)	$(8,601,092)	$(3,815,978)	$(4,475,308)	$(4,254,958)	$(12,546,244)

*Per Share	$(0.19)	$(0.10)	$(0.16)	$(0.23)	$(0.70)	$(0.26)	$(0.31)	$(0.29)	$(0.86)

Reconciliation Between GAAP and Adjusted Gross Margin

GAAP Sales	196,436	3,054,863	1,123,933	1,609,681	5,984,913	1,933,514	1,596,223	1,949,532	5,479,269
Deferred customer revenue	—	—	89,775	808,291	898,066	—	79,730	—	79,730
Network Operating Center	—	—	(6,510)	(11,630)	(18,140)	(95,664)	(39,036)	(99,019)	(233,719)

Adjusted Revenue	196,436	3,054,863	1,207,198	2,406,342	6,864,839	1,837,850	1,636,917	1,850,513	5,325,280

GAAP Cost of Sales	103,263	1,873,024	709,765	1,206,315	3,892,367	1,534,796	1,534,341	1,847,257	4,916,394
Deferred customer costs	—	—	—	476,679	476,679	47,826	50,538	—	98,364
Inventory adjustment	—	—	—	(73,018)	(73,018)	—	—	—	—
Network Operating Center	—	(33,375)	(74,127)	(98,806)	(206,308)	(190,955)	(281,100)	(317,807)	(789,862)

Adjusted Cost of Sales	103,263	1,839,649	635,638	1,511,170	4,089,720	1,391,667	1,303,779	1,529,450	4,224,896

Adjusted Non-GAAP Gross Profit	93,173	1,215,214	571,560	895,172	2,775,119	446,183	333,138	321,063	1,100,384

GAAP Gross Profit Margin	47.4%	38.7%	36.8%	25.1%	35.0%	20.6%	3.9%	5.2%	10.3%
Adjusted Non-GAAP Gross Profit Margin	47.4%	39.8%	47.3%	37.2%	40.4%	24.3%	20.4%	17.3%	20.7%